Exhibit 10.52

July 20, 2013

Personal and Confidential

Douglas Plassche

18 Sunrise Circle

Clinton, NJ 08809

Dear Doug,

This letter agreement (the “Agreement”) shall confirm our understanding as to the terms of your employment with Elite Laboratories, Inc., a Delaware corporation (the “Company”).

1.	Commencing on April 12, 2013, you shall become an employee of the Company as a Vice President of Operations and your job responsibilities will include: scheduling and overseeing the manufacture and packaging of pharmaceutical products according to Food and Drug Administration (FDA) guidelines and Good Manufacturing Practices (cGMP) for generic and branded products; managing raw material and component purchasing for production; overseeing facility maintenance and shipping and receiving; preparing department budget including capital requirements; identifying personnel needs and motivating subordinates; training and developing junior staff members in a growing company; interfacing and consulting with R&D, Analytical and Quality Assurance Groups and writing Standard Operating Procedures and validation protocols. You will report directly to the CEO.

2.	You shall receive an annual base salary equal to $205,000.00 which shall be payable in accordance with the Company’s payroll practices.

3.	In addition to your base salary, you shall receive annual stock compensation at the rate of $25,000 (the “Stock Compensation”). The Stock Compensation is earned in equal increments, on an annual basis, with amounts accruing only while you are employed by the Company. The Stock Compensation shall be paid to you annually on or before March 31st after the end of each year via the issuance of shares of $0.001 par value common stock (the “ELTP Shares”) of Elite Pharmaceuticals Inc. (“Elite”). The number of ELTP Shares to be issued in payment of the Stock Compensation is calculated as the quotient of the annual amount of Stock Compensation accrued to you as of the December 31st immediately preceding such issuance of ELTP Shares divided by the simple average of the daily closing price (as posted on Google, Yahoo, Wall Street Journal or any similar data source) of each trading day during which you were employed by the Company during the prior year. The ELTP Shares will be registered on Form S-8, if deemed appropriate by Elite’s Board of Directors.

165 Ludlow Avenue • Northvale, NJ 07647 • Ph: (201)750-2646 • Fax: (201)750-2755 www.elitepharma.com

4.	In addition, you are eligible for an annual bonus in cash and/or equity-based awards for up to an equivalent of 30% of your base salary. Such awards would be granted based upon agreed upon milestones in the discretion of the Company and its Chief Executive Officer (the “CEO”).

5.	You shall receive a monthly automobile allowance in the amount of Five Hundred Dollars ($500).

6.	Upon the approval by the Board of Directors of Elite, you will be granted stock options to purchase 3,000,000 ELTP Shares at the stock price on the closing day of the signing of this letter. The options will vest over a three-year period, commencing one year from the date of issuance.

7.	You shall receive 15 days paid vacation time during each calendar year, pro rated for periods of less than a full calendar year; provided, that the timing and duration of any particular vacation shall not interfere with the business of the Company or the effective performance of your duties hereunder, as reasonably determined in good faith by the CEO.

8.	Starting with the first day of your employment at the Company, you shall be entitled to participate in all health insurance plans maintained by the Company for its employees, subject to applicable eligibility requirements. Nothing in the foregoing shall limit or restrict the Company’s discretion to amend, revise or terminate any benefit or plan without your notice or consent.

9.	While you are employed by the Company, you agree to devote your best efforts to the interests of the Company and to not knowingly undertake or engage in any employment, occupation or business enterprise that is directly or indirectly adverse to the interest of the Company. You agree to observe in all material respects any and all rules and policies that the Company may now or hereafter establish from time to time, governing the conduct of its employees or business.

10.	You understand and agree that your employment with the Company is terminable at will by either the Company or you. You may terminate your employment at any time with or without notice and the Company has a similar right to terminate your employment for any reason or no reason. You acknowledge that there have been no representations or promises made to you that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. You acknowledge that no representations, express or implied, may be made that are inconsistent with this policy and no one at the Company is authorized to make representations, express or implied, inconsistent with this policy. If the Company terminates this Agreement without Cause it will give Executive notice at least thirty (30) days prior to the effective termination date; further Company shall pay you an amount equal to six months of base annual salary in effect upon the date of termination

165 Ludlow Avenue • Northvale, NJ 07647 • Ph: (201)750-2646 • Fax: (201)750-2755 www.elitepharma.com

11.	You represent that your employment with the Company will not conflict with or be constrained by any prior employment obligations, covenants not to compete, confidentiality obligations or similar restrictions.

12.	As a condition to entering into this Agreement and being employed by the Company you agree to execute and deliver the Proprietary Rights Agreement in the form attached hereto as Exhibit A.

13.	This Agreement contains the entire understanding between the Company and you with respect to its subject matter. It may not be extended, varied, modified, supplemented, or otherwise changed except by written agreement signed by both you and an authorized officer of the Company. A waiver by the Company of any right or provision under this Agreement shall not operate or be construed as a waiver of such right or provision at any other time. If a court finds a portion of this Agreement unenforceable, such finding shall not affect enforcement of the other portions of this Agreement. Any portion found to be unenforceable shall be construed to be reformed to extend as far as is enforceable. This Agreement shall inure to the benefit of, and may be enforced by the successor and assigns of, the Company. This Agreement is entered into under the laws of the State of New Jersey and shall be governed by the laws of the State of New Jersey. Any lawsuit or legal action or proceeding relating to this Agreement shall be brought in one of the state of federal courts sitting in the City and State of New York, and both you and the Company submit to the jurisdiction of such courts for that purpose.

14.	If any term or provision hereof is determined to be invalid or unenforceable, the remaining terms and provisions hereof shall be unimpaired and the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

15.	You represent and warrant that you have had a full opportunity to seek legal advice and representation by an independent counsel of your own choosing in connection with this Agreement.

16.	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile or electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement. A faxed or electronically delivered signature shall have the same legally binding effect as an original signature.

165 Ludlow Avenue • Northvale, NJ 07647 • Ph: (201)750-2646 • Fax: (201)750-2755 www.elitepharma.com

If you find the foregoing arrangement acceptable and believe that the foregoing accurately summarizes our understanding, please kindly so indicate by executing and dating the attached copy of this Agreement in the space provided and returning a copy to me.

Very truly yours,

Elite Laboratories, Inc.

By:	s/Jerry Treppel
Name:	Jerry Treppel
Title:	Chairman & Ceo
7/24/13

ACCEPTED & AGREED AS OF

By:	s/Doug Plassche 7/23/13
Name:	Doug Plassche

165 Ludlow Avenue • Northvale, NJ 07647 • Ph: (201)750-2646 • Fax: (201)750-2755 www.elitepharma.com

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